Filed Pursuant to Rule 433
Registration No. 333-124795
Dated March 8, 2007

iStar Financial Inc.

$500,000,000 Senior Floating Rate Notes Due 2010

$300,000,000 5.500% Senior Notes Due 2012

$250,000,000 5.850% Senior Notes Due 2017

	Senior Floating Rate Notes Due 2010	5.500% Senior Notes Due 2012	5.850% Senior Notes Due 2017

Issuer:	iStar Financial Inc.	iStar Financial Inc.	iStar Financial Inc.

Ranking:	Senior Notes	Senior Notes	Senior Notes

Ratings (Moody’s/S&P/Fitch):	Baa2 / BBB / BBB	Baa2 / BBB / BBB	Baa2 / BBB / BBB

Trade Date:	March 6, 2007	March 6, 2007	March 6, 2007

Settlement Date (T+3):	March 9, 2007	March 9, 2007	March 9, 2007

Maturity:	March 9, 2010	June 15, 2012	March 15, 2017

Principal Amount:	$500,000,000	$300,000,000	$250,000,000

Pricing Benchmark:	3-Month LIBOR	UST 4.625% due February 2012	UST 4.625% due February 2017

Benchmark Yield:	N/A	4.475%	4.524%

Spread to Benchmark:	+ 35 bps	+ 106 bps	+ 136 bps

Yield to Maturity:	N/A	5.535%	5.884%

Coupon:	L + 35 bps	5.500%	5.850%

Public Offering Price:	100.000%	99.851%	99.744%

Underwriting Discount:	0.350%	0.600%	0.650%

Company Purchase Price:	99.650%	99.251%	99.094%

Net Proceeds to Company:	$498,250,000	$297,753,000	$247,735,000

Interest Payment Dates:	Quarterly on the 9th of each March, June, September, and December	Semi-annually on the 15th of each June and December	Semi-annually on the 15th of each March and September

First Coupon Payment Date:	June 9, 2007	June 15, 2007	September 15, 2007

Day Count:	Actual/360	30/360	30/360

Redemption at Issuer Option:	The Floating Rate Notes may not be redeemed prior to their maturity.

The 2012 Notes may be redeemed or purchased in whole or in part at the Company’s option at any time prior to the maturity of the 2012 Notes, as applicable, at a price equal to 100% of the principal amount thereof plus the greater of: (1) 1.0% of the principal amount of such Notes; and (2) the excess of (a) the present value at such Redemption Date of (i) the principal amount of such Notes on the redemption date plus (ii) all required remaining scheduled interest payments due on such Notes through the maturity date of such Notes computed using a discount rate equal to the Treasury Rate plus 20 basis points; over (b) the principal amount of such Notes on such Redemption Date.

The 2017 Notes may be redeemed or purchased in whole or in part at the Company’s option at any time prior to the maturity of the 2017 Notes, as applicable, at a price equal to 100% of the principal amount thereof plus the greater of: (1) 1.0% of the principal amount of such Notes; and (2) the excess of (a) the present value at such Redemption Date of (i) the principal amount of such Notes on the redemption date plus (ii) all required remaining scheduled interest payments due on such Notes through the maturity date of such Notes computed using a discount rate equal to the Treasury Rate plus 25 basis points; over (b) the principal amount of such Notes on such Redemption Date.

Minimum Denominations/ Multiples:	$2,000/$1,000		$2,000/$1,000		$2,000/$1,000

Bookrunners:	Banc of America Securities LLC	$125,000,000	Banc of America Securities LLC	$75,000,000	Banc of America Securities LLC	$62,500,000
	Goldman, Sachs & Co.	$125,000,000	Goldman, Sachs & Co.	$75,000,000	Goldman, Sachs & Co.	$62,500,000
	UBS Investment Bank	$125,000,000	UBS Investment Bank	$75,000,000	UBS Investment Bank	$62,500,000

Co-Managers:	Fortis Securities LLC	$25,000,000	Fortis Securities LLC	$15,000,000	Fortis Securities LLC	$12,500,000
	HSBC	$25,000,000	HSBC	$15,000,000	HSBC	$12,500,000
	RBC Capital Markets	$25,000,000	RBC Capital Markets	$15,000,000	RBC Capital Markets	$12,500,000
	RBS Greenwich Capital	$25,000,000	RBS Greenwich Capital	$15,000,000	RBS Greenwich Capital	$12,500,000
	Scotia Capital	$25,000,000	Scotia Capital	$15,000,000	Scotia Capital	$12,500,000

iStar Financial Inc. has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about iStar Financial Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC, and Goldman, Sachs & Co., and UBS Investment Bank will arrange to send you these documents if you call them by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or UBS Investment Bank toll-free at 1-888-722-9555 ext 1088.